Exhibit 23.2

KPMG LLP	Telephone	(514) 840-2100
Chartered Accountants	Fax	(514) 840-2187
600 de Maisonneuve Blvd. West	Internet	www.kpmg.ca
Suite 1500
Montréal, Québec H3A 0A3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

World Color Press Inc.

We consent to incorporation by reference in the Registration Statement on Form S-4 — Amendment No. 3 (No. 333-165259) of Quad/Graphics, Inc. of our reports dated March 1, 2010, with respect to the consolidated balance sheets of World Color Press Inc. (formerly Quebecor World Inc.) and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity (deficit) and cash flows for the seven-month period ended July 31, 2009 (to the fresh-start reporting date), the five-month period ended December 31, 2009, as well as for each of the years in the two-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in World Color Press Inc.’s Annual Report Form 40-F dated March 1, 2010, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Accountants

Montréal, Canada

May 21, 2010

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network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.